Exhibit 10.3

PROMISSORY NOTE

$260,000	September 30, 2013

FOR VALUE RECEIVED, the undersigned, PCS Edventures!.Com, Inc., an Idaho corporation (hereinafter referred to as “Borrower”), hereby promises to pay to the order of TODD R. HACKETT, or (his/her/its) successors and assigns, if any (hereinafter referred to as “Lender”), the principal sum of Two Hundred and Sixty Thousand Dollars ($260,000), together with interest on the unpaid principal amount of this Promissory Note (“Note”) at the rate of ten percent (10%) per annum in the manner and upon the terms and conditions set forth below.

The principal and interest on the unpaid principal amount of this Note, or any portion thereof, shall be paid in full in cash on or before November 29, 2013. All cash payments on this Note shall be made in lawful currency of the United States at the address of the Lender, or at such other place as the holder of this Note may designate in writing.

The entirety of the $260,000 in funds provided to Borrower by Lender under this Note will be used solely for payments of the accounts payable and other corporate purposes of Borrower as specified in a memorandum of use of funds to be approved by Borrower and Lender concurrently with the execution of this Note.

Borrower shall utilize its reasonable best interests, within the direction provided by its board of directors, to secure external funding in an amount sufficient to cause the repayment of the principal and interest under this Loan no later than November 29, 2013. In the event Borrower secures external funding through one or more methods or tranches, providing Borrower with net proceeds in an amount in excess of $260,000, the entirety of this Note shall be repaid within fourteen days of receipt by Borrower of the applicable net proceeds.

This Note is secured by that certain license agreement and other agreements between Borrower and Kindle Education, now Creya Learning, originally entered into in 2011, with respect to curriculum access and in-country usage in private educational facilities, together with support and training on an asset needed basis, as in existence from time to time (“Creya Relationship Agreements”). In connection with the security in the Creya Relationship Agreements contemplated by the previous sentence, Borrower shall continue to perform under those agreements, shall provide copies of all Creya Relationship Agreements (together with status updates) on an as-requested basis, and shall be entitled to receive and use for its corporate purpose all revenues associated with the Creya Relationship Agreements, provided that upon default or expiration of this Note, Lender shall be deemed to have a security interest in all accounts receivable under, and all revenue paid received under, the Creya Relationship Agreements.

The obligations of the Borrower hereunder may be assigned by the Borrower without consent or prior notice to the Lender.

Upon default in the payment of any amount due pursuant to this Note for more than ten (10) days after the due date, the Lender may, without notice, declare the entire debt and principal amount then remaining unpaid under this Note immediately due and payable and may, without notice, in addition to any other remedies, proceed against the Borrower to collect the unpaid principal and any interest due. Presentment for payment, notice of dishonor, protest and notice of protest are waived by the Borrower and any and all others who may at any time become liable or obligated for the payment of all or any part of this Note, the principal or interest due.

This Note may be amended only by a written instrument executed by Lender and Borrower.

This Note shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of Idaho. Any legal action to enforce any obligation of the parties to this Note shall be brought only in the District Court of the Fourth Judicial District of the State of Idaho, in and for the County of Ada.

In the event of any civil action filed or initiated between the parties to this Note or any other documents accompanying this Note, or arising from the breach or any provision hereof, the prevailing party shall be entitled to seek from the other party all costs, damages, and expenses, including reasonable attorney’s and paralegal’s fees, incurred by the prevailing party.

Dated the day and year first above written.

PCS Edventures!.Com, Inc.

Robert O. Grover, CEO

PCS Edventures, Inc.

345 Bobwhite Ct. Ste. 200

Boise, ID 83706

(Borrower)

Todd Hackett

1923 Wildwood Lane

Muscatine, Iowa, 52761

(Lender)